UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 25, 2015

Independence Bancshares, Inc.
(Exact name of registrant
as specified in its charter)

South Carolina	333-121485	20-1734180
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

500 East Washington Street, Greenville, South Carolina, 29601
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (864) 672-1776

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.

In connection with its suspension of the development of its digital banking, payments and transaction services business, as described below, Independence Bancshares, Inc. (the “Company”) has terminated the employment of Gordon A. Baird, the Company’s Chief Executive Officer, effective September 25, 2015. The Company’s employment agreement with Mr. Baird dated March 27, 2013 was also terminated effective September 25, 2015. Mr. Baird remains a member of the Company’s board of directors. The Company has not yet announced who will serve as its interim chief executive officer. Lawrence R. Miller remains the Chief Executive Officer of Independence National Bank, a national bank and wholly owned subsidiary of the Company (the “Bank”).

Item 8.01. OTHER EVENTS.

On September 25, 2015, the Company suspended development of its digital banking, payments and transaction services business, and the board of directors will explore strategic alternatives for this line of business and the Company, including a reassessment of whether to purchase certain intellectual property assets from and assume certain liabilities of MPIB Holdings, LLC pursuant to a previously disclosed transaction which is subject to approval or non-objection by the Federal Reserve Bank of Richmond. The Company has terminated the employment of those employees who were primarily engaged in developing this business, including Mr. Baird. No Bank employees have been terminated, and there have been no material changes to the Bank's operations. The Company has not decided whether it will engage in a transaction or transactions resulting from its consideration of strategic alternatives, and the Company can give no assurance that any transaction or transactions will occur or, if they do occur, the Company cannot predict the terms or timing of such a transaction or transactions. The Company does not intend to comment further publicly with respect to this assessment unless and until its board of directors has approved a specific transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENCE BANCSHARES, INC.

Dated:	September 29, 2015	By:	/s/ Martha L. Long
		Name:	Martha L. Long
		Title:	Chief Financial Officer